EXHIBIT 10.1

Chairman of the Board of Directors (Chairman) and Interim Chief Executive Officer (CEO) Agreement

Effective May 6, 2020 (the “Effective Date”), the January 1, 2020 Director Agreement between Harold Kestenbaum (the “Director and Interim Chief Executive Officer (CEO)”) and First Foods Group, Inc. (the “Corporation”), represented by the Board of Directors of the Corporation (collectively the “Parties”), is hereby amended to include the role of Harold Kestenbaum as the Chairman of the Board of Directors (“Chairman”) and Interim Chief Executive Officer (“CEO”) as follows:

Responsibilities and Consideration:

-	The Chairman and CEO will continue to serve on the Board of Directors of the Corporation and be responsible for day to day duties for the benefit of the Corporation.

-	The Chairman and CEO’s compensation may consist of cash-based and/or share-based compensation.

-

The Chairman and CEO’s cash-based and/or share-based compensation for the period January 1, 2020 through December 31, 2020 will be $10,000 per quarter paid on a date determined by the vote of the Board of Directors.

-	In addition, the Chairman and CEO may receive a one-time award of the ability to purchase a particular amount of warrants, as determined by the Board of Directors.

IN WITNESS WHEREOF, the parties have executed this Term Sheet as of the Effective Date.

FIRST FOOD GROUP, INC.

By:	/s/ Harold Kestenbaum	By:	/s/ Mark J. Keeley
	Harold Kestenbaum		Mark J. Keeley

		By:	/s/ Abraham Rosenblum
Abraham Rosenblum

		By:	/s/ Hershel Weiss
Hershel Weiss

		By:	/s/ Michael Kaplan
Michael Kaplan